Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

VR INSURANCE HOLDINGS, INC.

VR INSURANCE MERGER SUB, INC.

and

THE NATIONAL SECURITY GROUP, INC.

Dated as of January 26, 2022

TABLE OF CONTENTS
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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of January 26, 2022, by and among The National Security Group, Inc., a Delaware corporation (the “Company”), VR Insurance Holdings, Inc., a Delaware corporation (“Parent”), and VR Insurance Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.
RECITALS
WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;
WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of common stock, par value $1.00 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive the Merger Consideration except as otherwise provided in this Agreement;
WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously: (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company; in each case, in accordance with the Delaware General Corporation Law (the “DGCL”);
WHEREAS, the respective Boards of Directors of Parent and Merger Sub have each unanimously: (a) determined that it is in the best interests of Parent or Merger Sub, as applicable, and their respective stockholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; in each case, in accordance with the DGCL;
WHEREAS, as of the date hereof, the Company or an Affiliate of the Company and Brian McLeod have entered into an employment agreement to be effective as of Closing (the “McLeod Employment Agreement);
WHEREAS, as of the date hereof, the Company or an Affiliate of the Company and Jack Brunson have entered into an employment agreement to be effective as of Closing (the “Jack Brunson Employment Agreement”);
WHEREAS, as of the date hereof, the Company or an Affiliate of the Company and Bill Brunson have entered into a consulting agreement to be effective as of Closing (the “Bill Brunson Consulting Agreement”);

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.
NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:
ARTICLE I
THE MERGER
Section 1.01The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time: (a) Merger Sub will merge with and into the Company (the “Merger”); (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger and a wholly-owned Subsidiary of Parent (sometimes referred to herein as the “Surviving Corporation”).
Section 1.02Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. Central Time, as soon as practicable (and, in any event, within five (5) Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall take place at the offices of Burr & Forman LLP, 420 North 20th Street, Suite 3400, Birmingham, Alabama 35203 or remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date.”
Section 1.03Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
Section 1.04Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

Section 1.05Certificate of Incorporation; By-Laws. At the Effective Time: (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated as provided in the Certificate of Merger, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until, subject to Section 5.09(a), thereafter amended in accordance with the terms thereof and applicable Law; and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until, subject to Section 5.09(a), thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation, and applicable Law.
Section 1.06Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK; PAYMENT FOR SHARES

Section 2.01 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, or the Company or the holder of any capital stock of Parent, Merger Sub, or the Company:

(a)Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by Parent or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries as of immediately prior to the Effective Time (“Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.
(b)Conversion of Company Common Stock. Subject to any adjustment that may be required pursuant to Section 2.06 below, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) will be converted into the right to receive $16.35 in cash, without interest (the “Merger Consideration”).
(c)Cancellation of Shares. At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and, subject to Section 2.03, each holder of: (i) a certificate formerly representing any shares of Company Common Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock (each, a “Book-Entry Share”) will, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.02 hereof.

(d)Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub common stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
Section 2.02 Surrender and Payment.

(a)Paying Agent; Payment Fund. Prior to the Effective Time, the Parent shall appoint a paying agent (the “Paying Agent”) to act as the agent for the purpose of paying the Merger Consideration for: (i) the Certificates; and (ii) the Book-Entry Shares. At or prior to the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the shares of Company Common Stock represented by the Certificates and the Book-Entry Shares (other than: (A) shares to be cancelled and retired in accordance with Section 2.01(a); and (B) Dissenting Shares) (the “Payment Fund”) in amounts and at the times necessary for such payments. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 2.01(b), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration.

(b)As promptly as practicable after the Effective Time, but in no event more than five (5) Business Days following the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to send to each record holder of shares of Company Common Stock at the Effective Time, whose Company Common Stock was converted pursuant to Section 2.01(b) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent, and which letter of transmittal will be in customary form subject to approval by the Company (not to be unreasonably withheld, conditioned or delayed)) for use in such exchange.

(c)Procedures for Surrender; No Interest. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Book-Entry Share upon: (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent; or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 2.03, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this ARTICLE II, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.
(d)Investment of Payment Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Payment Fund will be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in: (i) obligations of or fully guaranteed by the United States; or (ii) short-term commercial paper rated the highest quality by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. No gain or loss with respect to any investments of the Payment Fund will affect the amounts payable to the holders of Certificates or Book-Entry Shares. Parent shall take all actions necessary to ensure that the Payment Fund includes at all times cash sufficient to satisfy Parent’s obligation under this Article II. Any income from investment of the Payment Fund will be payable to the Surviving Corporation.
(e)Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.
(f)Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE II.

(g)Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, neither the Surviving Corporation nor Parent shall be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two (2) years after the Effective Time, or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation (or, at the option of Parent, Parent) free and clear of any claims or interest of any Person previously entitled thereto.
(h)Closure of Share Records. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares shall cease to have any rights with respect to such shares, except as otherwise provided in this Agreement, the certificate of incorporation of the Surviving Corporation, or by applicable Law.

Section 2.03 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.01, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 2.01(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.01(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Company shall notify Parent in writing promptly of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.04 Withholding Rights. Each of the Paying Agent, the Company, Parent, Merger Sub, and the Surviving Corporation, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws. To the extent that amounts are so deducted and withheld by the Paying Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.05 Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this ARTICLE II.

Section 2.06 Merger Consideration Adjustment.  If the Company Insurance Subsidiaries have less than $43,000,000 of combined statutory capital and surplus at the end of the last calendar quarter prior to Closing for which SAP Statements of each of the Company Insurance Subsidiaries have been filed (collectively the “Latest SAP Financial Statements”), then the Merger Consideration will be adjusted downwards proportionally to an amount equal to (i) the Merger Consideration, multiplied by (ii) a fraction the numerator of which is equal to the amount of combined statutory capital and surplus reflected on the Latest SAP Financial Statements and the denominator of which is $43,000,000 (i.e., a 10.0% reduction in combined statutory capital and surplus of the Company Insurance Subsidiaries from $43,000,000 to $38,700,000 will result in a 10.0% downward adjustment to the Merger Consideration); provided that:
(a)if the combined statutory capital and surplus of the Company Insurance Subsidiaries reflected in the Latest SAP Financial Statements is $43,000,000 or more and during the interim period between the filing of the Latest SAP Financial Statements and when all other conditions to Closing have otherwise been satisfied (the “Interim Period”), the ongoing operations and/or any event or condition has occurred that, in the good faith determination of the Parent, are reasonably likely to reduce the combined statutory capital and surplus of the Company Insurance Subsidiaries below $43,000,000, Parent may elect to defer the Closing until the Company Insurance Subsidiaries have filed their SAP Statements for the then current period (and such SAP Statements shall be deemed the “Latest SAP Financial Statements” for purposes of Closing);

(b)if the Latest SAP Financial Statements during the Interim Period reflect combined statutory capital and surplus of the Company Insurance Subsidiaries of less than $43,000,000 and during the Interim Period the ongoing operations and/or any event or condition has occurred that, in the good faith determination of the Company, are reasonably likely to increase the combined statutory capital and surplus of the Company Insurance Subsidiaries above $43,000,000, the Company may elect to defer the Closing until the Company Insurance Subsidiaries have filed their SAP Statements for the then current period (and such SAP Statements shall be deemed the “Latest SAP Financial Statements” for purposes of Closing); or
(c) if combined statutory capital and surplus of the Company Insurance Subsidiaries as so determined is less than $38,700,000, then the Merger Consideration will not be downwardly adjusted below 10% but Parent will have the option to terminate this Agreement in accordance with Section 7.01(g) hereof.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the disclosure schedule, dated as of the date of this Agreement and delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01 Organization and Qualification; Authority.

(a)The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary and (iii) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted, except as would not, individually or in the aggregate, reasonably be expected to adversely affect the business of the Company and its Company Subsidiaries on a consolidated basis.

(b)The Company has previously provided or made available to Parent copies of the Company Charter and Company Bylaws and all such documents are in full force and effect and no dissolution, revocation or forfeiture proceedings regarding the Company have been commenced.
Section 3.02 Company Subsidiaries.

(a)Each of the Company’s Subsidiaries (the “Company Subsidiaries”), together with the jurisdiction of organization of each such Company Subsidiary is set forth in Section 3.02(a) of the Company Disclosure Schedule. Each Company Subsidiary is a corporation, partnership, limited liability company, trust or other organization duly incorporated or organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, except where the failure to be so incorporated, organized, validly existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and carry on its business as now conducted. Each of the Company Subsidiaries is duly qualified to do business and is, to the extent applicable, in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to materially adversely affect the business of the Company Subsidiary.
(b)The Company conducts its insurance operations through the Company Subsidiaries set forth in Section 3.02(b) of the Company Disclosure Schedule (collectively, the “Company Insurance Subsidiaries”). Each of the Company Insurance Subsidiaries is, and has been during the past five (5) years, where required, (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company or is an eligible excess or surplus lines insurer, in each other jurisdiction where it is required to be so licensed, authorized or eligible and (iii) duly authorized or eligible in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements.
(c)The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries. All of such shares and other equity interests so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any Liens, other than Permitted Liens.

Section 3.03 Capitalization.

(a)The authorized capital stock of the Company consists of 5,500,000 shares, 500,000 of which are shares of preferred stock, 3,000,000 of which are shares of common stock and 2,000,000 of which are shares of Class A common stock. As of September 30, 2021, (i) 2,532,632 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and (ii) 2,945 shares of Company Common Stock were held in the treasury of the Company.

(b)Except as set forth in Section 3.03(b) of the Company Disclosure Schedule:

(i)there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary;
(ii)there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company;
(iii)the Company is under no obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act;
(iv)there are no agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares, nor does the Company have Knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares; and
(v)there is no outstanding Voting Debt of the Company or any Company Subsidiary.
Section 3.04 Authority Relative to this Agreement; Validity and Effect of Agreements.
(a)The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, other than the adoption of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the DGCL (the “Company Stockholder Approval”) and the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b)The Company Board has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger and (iii) recommended that the Company’s stockholders adopt this Agreement.
(c)With respect to the Company Common Stock held in the National Security Employee Stock Option Plan (the “ESOP”), the Company shall direct the trustee of the ESOP (the “ESOP Trustee”) to vote the Company Common Stock in accordance with the requirements of Section 409(e) of the Code, the terms of the ESOP and the ESOP Trustee’s fiduciary duties under ERISA.

Section 3.05 No Conflict; Required Filings and Consents.
(a)The execution and delivery by the Company of this Agreement does not, and the performance of its obligations and the consummation of the transactions hereunder will not, (i) conflict with or violate the Company Charter or Company Bylaws, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained and all filings and other obligations described in Section 3.05(b) have been made, conflict with or violate any Law, in any material respect, applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, (iii) require any consent or result in any violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Company Material Contract to which the Company or any Company Subsidiary is a party or by which it or any of its respective properties or assets may be bound or (iv) result in the creation of a Lien (except for Permitted Liens) on any property or asset of the Company or any Company Subsidiary, except with respect to clauses (iii) and (iv), for such triggering of payments, Liens, encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, terminations, amendments, accelerations, cancellations, conflicts, breaches, defaults or rights which would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and the Company Subsidiaries on a consolidated basis.
(b)The execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements of the Exchange Act, (B) any filings required under the rules and regulations of the Nasdaq National Market System, (C) the filing of the Certificate of Merger pursuant to the DGCL, (D) any registration, filing or notification required pursuant to state securities or blue sky laws and (E) filings with, and approval of, the insurance regulatory authorities in the jurisdictions listed in Section 3.05(b) of the Company Disclosure Schedule (the “Company Insurance Approvals”) and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and the Company Subsidiaries on a consolidated basis.

Section 3.06 Compliance with Laws; Permits; Reinsurance Matters.
(a)The business and operations of the Company and the Company Subsidiaries are being conducted in compliance with all applicable Laws in all material respects. Without limitation of the foregoing, each of the Company Insurance Subsidiaries is marketing or selling insurance products in compliance, in all material respects, with insurance laws applicable to the business of such Company Insurance Subsidiary in the respective jurisdictions in which such products are being marketed or sold.
(b)The Company and the Company Subsidiaries have all material Permits required to conduct their respective businesses as now conducted, and the Company and the Company Subsidiaries are in compliance, in all material respects, with all such Permits. A list of the material Permits held by the Company and the Company Subsidiaries are set forth in Section 3.06(b) of the Company Disclosure Schedule.
(c)Prior to the date of this Agreement, the Company has made available to Parent a true and complete copy of all actuarial reports prepared by actuaries, independent or otherwise, on or after January 1, 2018, with respect to the Company or any Company Insurance Subsidiary, and all attachments, addenda, supplements and modifications thereto.
(d)All reinsurance treaties or agreements to which any Company Insurance Subsidiary is a party or under which any Company Insurance Subsidiary has any material existing rights, obligations or liabilities (the “Company Reinsurance Agreements”) are set forth in Section 3.06(d) of the Company Disclosure Schedule. Neither any Company Insurance Subsidiary, nor, to the Knowledge of the Company, any other party to a Company Reinsurance Agreement, is in material default as to any provision thereof. To the Knowledge of the Company, (i) no ceding company or reinsurer that is a party to any Company Reinsurance Agreement is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding and (ii) any such ceding company or reinsurer is not otherwise in an impaired or distressed financial condition.
(e)In the last five (5) years (i) there has not been any dispute with respect to any material amounts recoverable or payable by the Company Insurance Subsidiaries with respect to any Company Reinsurance Agreement, (ii) no reinsurer party to a Company Reinsurance Agreement has denied coverage or disputed the amount of such with respect to any current or prospective claim and (iii) no ceding party under a Company Reinsurance Agreement has disputed the denial of or the amount of coverage afforded with respect to any current or prospective claim. No reinsurer or ceding company, as applicable, under any Company Reinsurance Agreement has the right, as a result of the consummation of the transactions contemplated by this Agreement, to terminate such Company Reinsurance Agreement or modify the price or other terms thereof. Each of the Company Insurance Subsidiaries was entitled under SAP to take full financial statement credit for all amounts for which such financial statement credit was taken in the Company SAP Statements for any amounts recoverable pursuant to any Company Reinsurance Agreement.

Section 3.07 SEC Filings; Financial Statements.
(a)The Company has filed all forms, reports and documents (including all exhibits) required to be filed by it with the SEC during the last five (5) years (the “Company SEC Reports”). The Company SEC Reports, each as amended prior to the date of this Agreement, (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, in all material respects, as the case may be, each as in effect as of the date of filing of such Company SEC Reports, and (ii) as of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(b)Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports, each as amended prior to the date of this Agreement, was prepared, in all material respects, in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).
(c)As used herein, the term “Company SAP Statements” means the statutory statements of each of the Company Insurance Subsidiaries as filed with the applicable insurance regulatory authorities in their respective jurisdictions of domicile for the years ended December 31, 2018, December 31, 2019 and December 31, 2020 and the quarterly period ended September 30, 2021. Each Company Insurance Subsidiary has filed or submitted all Company SAP Statements required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled on forms prescribed or permitted by such authority. The Company SAP Statements were prepared in all material respects in conformity with SAP consistently applied for the periods covered thereby (except as may be indicated in the notes thereto), and the Company SAP Statements fairly presented, in all material respects, the statutory financial position of such Company Insurance Subsidiaries as of the respective dates thereof and the results of operations of such Company Insurance Subsidiaries for the respective periods then ended. No material weakness has been asserted with respect to any Company SAP Statements filed prior to the date of this Agreement by the applicable Company Insurance Subsidiary’s domiciliary state regulator which has not been cured, waived or otherwise resolved to the satisfaction of such state regulator.
(d)To the knowledge of the Company, none of the Company SEC Filings is the subject of ongoing SEC review and the Company has not received any comments from the SEC with respect to any of the Company SEC Filings in the last five (5) years which remain unresolved, nor has the Company received any inquiry or information request from the SEC as to any matters affecting the Company which remain unresolved. The Company has made available to Parent true and complete copies of all written comment letters from the staff of the SEC received in the last five (5) years relating to the Company SEC Filings and all written responses of the Company thereto through the date of this Agreement. None of the Company SEC Filings is the subject of any confidential treatment request by the Company.

(e)The Company and the Company Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and the Company Subsidiaries in conformity with GAAP and to maintain accountability for the assets of the Company and the Company Subsidiaries; (iii) access to such assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established and maintains unwritten disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2020, and such assessment concluded that such controls were effective. Since the enactment of the Sarbanes-Oxley Act, none of the Company or any Company Subsidiary has made any prohibited loans to any director or executive officer of the Company (as defined in Rule 3b-7 promulgated under the Exchange Act).

Section 3.08 Absence of Certain Changes or Events. Except as disclosed in Section 3.08 of the Company Disclosure Schedule or as contemplated by this Agreement, since June 30, 2021 (a) the Company has conducted its business in all material respects in the ordinary course of business, (b) there has not been an event, occurrence, effect or circumstance which, individually or in the aggregate, would reasonably be expected to materially adversely affect the business of the Company or any of the Company Subsidiaries on a consolidated basis, and (c) the Company has not taken any action that would be prohibited under Section 5.01 of this Agreement.

Section 3.09 Absence of Undisclosed Liabilities. The Company and the Company Subsidiaries do not have any liabilities required by GAAP to be reflected on a consolidated balance sheet of the Company, except for liabilities (a) reflected on or reserved against in the Company’s consolidated balance sheet, as of September 30, 2021, included in the Company’s consolidated financial statements, (b) incurred in the ordinary course of business since September 30, 2021, (c) permitted or contemplated by this Agreement, (d) which have been discharged or paid in full in the ordinary course of business, and (e) liabilities, which, individually or in the aggregate, would not reasonably be expected to be material to the business of the Company and the Company Subsidiaries on a consolidated basis.

Section 3.10 Absence of Litigation. Except as set forth in Section 3.10 of the Company Disclosure Schedule, there is no Legal Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of the Company Subsidiaries or any of its or their respective properties or assets, other than the defense of claims provided for insureds under insurance policies issued by the Company Insurance Subsidiaries, subrogation claims of the Company Insurance Subsidiaries and claims for recovery made by the insureds of the Company Insurance Subsidiaries for which such Company Insurance Subsidiaries have established reserve estimates. Neither the Company nor any of the Company Subsidiaries is subject to any order, judgment, writ, injunction or decree (other than those applicable generally to insurers in one or more of the Company’s and the Company Subsidiaries’ lines of business).

Section 3.11 Employee Benefit Plans.
(a)Section 3.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, performance award, stock option, stock purchase, restricted stock, incentive, deferred compensation, paid time off (PTO), medical, dental, vision, disability, welfare, cafeteria, fringe benefit, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all offer letter, employment, retention, change of control, termination, severance or other contracts or agreements to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are established, maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director or consultant of the Company or any Company Subsidiary (collectively, the “Plans”). The Company has made available to Parent copies, which are correct and complete in all material respects, of the following: (i) the Plans, (ii) the annual report (Form 5500) filed with the IRS for the last year, (iii) the most recently received IRS determination letter, if any, relating to the Plans and (iv) the most recent summary plan description for such Plans (or other descriptions of such Plans provided to employees) and all material modifications thereto. No Plan is currently the subject of any Legal Action, investigation, examination or audit by a Governmental Entity, or is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.
(b)Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable opinion issued by the IRS, and no fact or event has occurred or could reasonably be expected to occur since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(c)Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary sponsors or has sponsored any Plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any Company Subsidiary, except as required by Section 4980B of the Code.
(d)With respect to each of the Plans, all required contributions, payments and accruals have been made on a timely basis and in accordance with the terms of such Plans and applicable laws or, to the extent not yet due, properly accrued on the books and records of the Company and any Company Subsidiary, of all amounts that the Company and any Company Subsidiary are required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date of this Agreement (excluding any amounts not yet due).
(e)Except as set forth in Section 3.11(e) of the Company Disclosure Schedule, no Plan, either individually or collectively, provides for any payment by the Company or any Company Subsidiary that would constitute a “parachute payment” within the meaning of Section 280G of the Code after giving effect to the transactions contemplated by this Agreement.
(f)Neither the Company nor any ERISA Affiliate maintains, contributes to, or has any liability or potential liability (contingent or otherwise), sponsors or has sponsored in the past six years any Plan (or United States based pension plan in the case of an ERISA Affiliate) that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or any “multiemployer plan” as defined in Section 3(37) of ERISA, any multiple employer plan as described in Section 413(c) of the Code or any multiple employer welfare arrangement as defined in Section 3(40) of ERISA. For purposes of this Section 3.11(f), an entity is an “ERISA Affiliate” of the Company if it would have ever been considered a single employer with the Company under 4001(b) of ERISA or part of the same controlled group as the Company for purposes of Section 302(d)(8)(C) of ERISA.
(g)The Company and any Company Subsidiary and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) (i) is currently in material compliance with any applicable provisions of the ACA, HCERA, and all regulations and guidance issued thereunder (collectively, with ACA and HCERA, the “Health Care Reform Laws”) and (ii) has been in material compliance with all Health Care Reform Laws since March 23, 2010, in the case of each of clause (i) and (ii), to the extent the Health Care Reform Laws are applicable thereto. Neither the Company nor Company Subsidiary nor any Health Plan has incurred (and nothing has occurred and no condition or circumstance exists, that could subject the Company, any Company Subsidiary, or any Health Plan to) any penalty or excise Tax under Section 4980D or 4980H of the Code or any other provision of the Health Care Reform Laws.

(h)Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code satisfies in form and operation the requirements of Section 409A of the Code and the guidance thereunder (and has satisfied such requirements for the entire period during which Section 409A of the Code has applied to such Plan), and no additional Tax under Section 409A of the Code has been or could be incurred by a participant in any such Plan. Neither Company nor any Company Subsidiary have any obligation (whether pursuant to a Plan or otherwise) to indemnify, “gross-up”, reimburse or otherwise compensate any individual with respect to the additional Taxes or interest imposed pursuant to Section 409A of the Code.
(i)Since the time of its establishment (i) the ESOP has been and is a tax-qualified plan and the ESOP trust has been and is a tax exempt trust within the meaning of Sections 401(a) and 501(a) of the Code, respectively, (ii) the ESOP is a qualified employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code, Treasury Regulation section 54.4975-11 and Section 407(d)(6) of ERISA and (iii) the ESOP Plan and ESOP trust have been maintained and administered in accordance with ERISA, the Code and the terms of the ESOP and ESOP trust. The Company has received a determination letter from the Internal Revenue Service concluding that the ESOP has been and is tax-qualified under Sections 401(a) and 4975(e)(7) of the Code. Since the receipt of the above-referenced determination letter, no event or condition has occurred or exists that would reasonably be expected to materially adversely affect the tax-qualified or tax-exempt status of the ESOP. The ESOP has at all times been primarily invested in “employer securities” as defined in Section 409(l) of the Code, and neither the ESOP nor the FSB Savings Plan has ever acquired or held any employer security that was not a “qualifying employer security” as defined in Section 407(d)(5) of ERISA. Neither the Company nor any ERISA Affiliate has been subject to any unpaid Tax imposed by Sections 4978 or 4979A. Any transaction to which the ESOP was at any time a party involving the purchase, sale or exchange of any security complied with the applicable requirements of ERISA and the Code, including Section 3(18) of ERISA. To the Knowledge of the Company, the ESOP Trustee has complied in all material respects with all of the responsibilities and duties imposed on the ESOP Trustee in connection with the transactions contemplated by this Agreement, including but not limited to the ESOP Trustee’s fiduciary obligations under ERISA. The terms, provisions, use of the proceeds and repayment of any loan to the ESOP satisfied in all respects the applicable requirements for an “exempt loan” within the meaning of Section 4975(d) of the Code and the regulations thereunder. There are no pending elections by any participant in the ESOP to receive distributions from the ESOP in the form of securities of the Company and no such future elections would reasonably be expected.
(j)There is no Legal Action pending or, to the Knowledge of the Company, threatened against the ESOP, the ESOP Trustee or any current or expected assets of the ESOP, that, individually or in the aggregate, would reasonably be expected to materially interfere with the ability of the ESOP, the Company or the Company Subsidiaries to consummate the transactions contemplated by this Agreement or otherwise create material obligations or liabilities relating to the ESOP. As of the date hereof, there is no injunction, judgment, order, writ, decree, ruling or the like against the ESOP, the ESOP Trustee, or the directors of the Company or any assets or expected assets of the ESOP that could reasonably be expected to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to materially interfere with the ability of the ESOP or the Company to consummate the transactions contemplated by this Agreement.

Section 3.12 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement relating to the Company Stockholders Meeting (as amended, supplemented or modified from time to time, the “Proxy Statement”) will, at the time the Proxy Statement is first mailed to the Company stockholders or at the time of the Company Stockholders Meeting or the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein. All documents that the Company is required to file with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or any Company Subsidiary or other information supplied by or on behalf of the Company or any Company Subsidiary for inclusion therein, will comply with the provisions of the Securities Act or Exchange Act, as applicable.

Section 3.13 Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to materially adversely affect the business of the Company and the Company Subsidiaries on a consolidated basis:
(a)either the Company or a Company Subsidiary owns, or licenses or otherwise possesses legally enforceable rights to use, subject to any existing licenses or other grants of rights to third parties that are set forth in Section 3.13(a) of the Company Disclosure Schedule, all Intellectual Property used in their respective businesses as currently conducted (collectively, the “Company Intellectual Property”);
(b)except as set forth in Section 3.13(b) of the Company Disclosure Schedule, (i) there are no pending or, to the Knowledge of the Company, threatened claims by any person alleging infringement of any material Intellectual Property rights of any person by the Company or any Company Subsidiary for their use of the Company Intellectual Property, (ii) to the Knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries does not infringe any Intellectual Property rights of any person, (iii) neither the Company nor any Company Subsidiary has made any claim of a violation or infringement by others of its rights to, or in connection with, the Company Intellectual Property and (iv) to the Knowledge of the Company, no person is infringing any Company Intellectual Property.
Section 3.14 Taxes. Except as set forth in Section 3.14 of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to materially adversely affect the business of the Company and the Company Subsidiaries on a consolidated basis:

(a)all Tax Returns required to be filed by or with respect to the Company or any of the Company Subsidiaries have been timely filed taking into account any extension of time within which to file (except those under valid extension) and such Tax Returns are true, complete, and correct;
(b)all Taxes due and payable by the Company or any of the Company Subsidiaries have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in accordance with GAAP;
(c)neither the Company nor any of the Company Subsidiaries has received written notice of any audits, examinations, investigations or other proceedings against, or with respect to any Taxes of, the Company or any of the Company Subsidiaries that have not been finally resolved;
(d)neither the Company nor any of the Company Subsidiaries has granted any extension or waiver of the limitation period applicable to any income Tax Returns;
(e)there are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of the Company Subsidiaries;
(f)neither the Company nor any of the Company Subsidiaries is a party to or is bound by any Tax sharing, allocation, or indemnification agreement (other than such an agreement exclusively between or among the Company and the Company Subsidiaries);
(g)neither the Company nor any of the Company Subsidiaries (i) has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any of the Company Subsidiaries) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign Law) or otherwise;
(h)neither the Company nor any of the Company Subsidiaries has (i) elected to defer the payment of any employment taxes pursuant to Section 2302 of the CARES Act or any other COVID-19 pandemic relief Law, (ii) deferred any payment of Taxes (including withholding Taxes) pursuant to IRS Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States), or (iii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act or other employee-related credits under any other COVID-19 pandemic relief Law;
(i)all related party transactions involving the Company or any Company Subsidiary are at arm’s length in compliance with section 482 of the Code, the Treasury Regulations promulgated thereunder (and any corresponding or similar provision of state, local, non-U.S. or other Law) and all necessary documentation in connection with such related-party transactions has been maintained;
(j)the Company and each Company Subsidiary has withheld and timely paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any Person, and all Tax Returns required with respect thereto have been properly completed and timely filed;

(k)in accordance with applicable Law, the Company and each Company Subsidiary has properly collected and remitted all sales, use, value added, and similar Taxes; and
(l)the Company has delivered (or otherwise made available) to the Parent true, correct and complete copies of all income and other material Tax Returns filed by the Company and each Company Subsidiary for a taxable period ending on or after December 31, 2018.
Section 3.15 Environmental Matters. To the Knowledge of the Company, there has been no Release or threatened Release of any Hazardous Substance at, on, under or from any real property owned or leased by the Company or the Company Subsidiaries. The Company and each of the Company Subsidiaries (i) are, and in the last five (5) years have been, in compliance, in all material respects, with all applicable Environmental Laws; and (ii) in the last five (5) years, have not received any written notices, demand letters or written requests for information from any federal, state, local or foreign Governmental Entity alleging that the Company or any of the Company Subsidiaries is in violation of any Environmental Law.

Section 3.16 Material Contracts.
(a)Except as set forth in Section 3.16(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, and none of their respective properties or assets are bound by, any contract which:
(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);
(ii)relates to any joint venture, partnership, limited liability or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture or partnership;
(iii)is an indenture, credit agreement, loan agreement, or other Contract evidencing indebtedness for borrowed money, purchase money indebtedness, financing lease obligations, and/or letter of credit facilities in an amount in excess of $150,000;
(iv)involves the provision of third-party insurance policy administration, claims administration or processing, investment management or underwriting services for the Company Insurance Subsidiaries;
(v)has continuing indemnification, guarantee, “earn- out” or other contingent payment obligations, other than indemnification arrangements arising pursuant to Contracts with customers in the ordinary course of business;

(vi)obligates the Company or any of the Company Subsidiaries to make any capital commitment, loan or expenditure in an amount in excess of $150,000;
(vii)is a settlement agreement or other Contract with any Governmental Entity;
(viii)contains any covenant that materially limits the ability of the Company or any of the Company Subsidiaries to engage in any line of business, or to compete with any person or operate at any geographic location, or that materially restricts the right of the Company or any of the Company Subsidiaries in a material manner to sell to or purchase from any person or to hire any person;
(ix)grants the other party or any third person “most favored nation” status or any type of special discount rights;
(x)is between the Company or any Affiliate of the Company and any Company Insurance Subsidiary;
(xi)is for employment of any employee of the Company or any Company Subsidiary and provides for annual compensation in excess of $150,000;
(xii)provides for payment of any severance or transaction bonus in an amount in excess of $150,000;
(xiii)obligates the Company or any Company Subsidiary to make aggregate payments in excess of $250,000 annually; and
(xiv)all leases of any real property to which the Company or any Company Subsidiary is a party.
Each of the contracts of the type described in this Section 3.16(a) is referred to in this Agreement as a “Company Material Contract.”
(b)Neither the Company nor any Company Subsidiary is and, to the Knowledge of the Company, no other party is, in material breach or violation of, or in material default under, any Company Material Contract. None of the Company or any of the Company Subsidiaries has received any written claim of default under any Company Material Contract and, to the Knowledge of the Company, no event has occurred which would result in a material breach or violation of, or a material default under, any Company Material Contract (in each case, with or without notice or lapse of time or both). Each Company Material Contract is valid, binding and enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, rehabilitation, conservatorship, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights generally, or creditors’ rights with respect to insurance companies, or by general equity principles, and is in full force and effect with respect to the Company or the Company Subsidiaries, as applicable, and, to the Knowledge of the Company, with respect to the other parties thereto.

Section 3.17 Privacy.
(a)The Company and each Company Subsidiary, at all times during the past three (3) years, have complied at all times in all material respects with their then-current privacy policies that are applicable to the Company or such Company Subsidiary, with all applicable Privacy Requirements, with all contractual obligations, including third-party privacy policies with which the Company or Company Subsidiary has been contractually obligated to comply. The consummation of the transactions contemplated by this Agreement will not result in any violation of the existing privacy policy of the Company or any Company Subsidiary, any privacy provisions of any Company Contract or the Privacy Requirements. In the past three (3) years, neither the Company nor any Company Subsidiary has received written notice (including any enforcement notice), letter or complaint from a Governmental Entity or any other Person alleging noncompliance or potential noncompliance with any Privacy Requirements, and, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has been subject to any claim or action relating to noncompliance or potential noncompliance with any Privacy Requirements or the Company’s handling and security of Personal Information.
(b)The Company and each Company Subsidiary has established and is, and for the last three (3) years has been, in compliance in all material respects with an information security program that complies with Privacy Requirements and that (i) includes administrative, technical and physical safeguards designed to safeguard the security, confidentiality, and integrity of transactions of Personal Information, (ii) protects against unauthorized access to, and use, alteration, disclosure or distribution of, the information technology systems or Personal Information of the Company or any Company Subsidiary and the systems of any third party service providers that have access to such information technology systems or Personal Information and (iii) has been tested on not less than an annual basis (the “Information Security Program”).
(c)The Company and the Company Subsidiaries has at all times in the past three (3) years required all third party service providers that have access to their information technology systems or Personal Information to comply with applicable Privacy Requirements and the Information Security Program.
(d)In the past three (3) years, neither the Company, the Company Subsidiaries nor, to the Knowledge of the Company, any third parties while operating at the direction of the Company or any Company Subsidiary have suffered a data or security breach or been required to notify any Person, including a Governmental Entity, of a data or security breach, and, to the Knowledge of the Company, no such breach is threatened. In the past three (3) years, neither the Company, the Company Subsidiaries nor, to the Knowledge of the Company, any third parties operating at the direction of the Company or any Company Subsidiary, has breached the Information Security Program and, to the Knowledge of the Company, no such breach is threatened.
(e)Personal Information transmitted to or from the Company and any Company Subsidiary occurs in an encrypted manner. The Company and each Company Subsidiary securely stores, deletes or destroys all Personal Information. Neither the Company nor any Company Subsidiary transfer Personal Information outside of the United States.

(f)The technology systems of the Company and each Company Subsidiary (i) are in good working condition, (ii) to the Knowledge of the Company do not contain any Malicious Code and (iii) operate and perform as necessary, in all material respects, for the operation of the business of the Company and each Company Subsidiary.
(g)Neither the Company nor, to the knowledge of the Company, any of the Company Subsidiaries have paid any amounts to a perpetrator of any actual or threatened data breach, ransomware attack or denial-of-service attack.

Section 3.18 Interested Party Transactions. Except as set forth in the Company SEC Reports, no event has occurred as of the date of this Agreement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.19 Director and Officer Claims. There are no claims pending or, to the Knowledge of the Company, threatened in writing by or against any current or former officer, manager, or director of the Company or the Company Subsidiaries in his or her capacity as an officer, manager, or director of the Company or a Company Subsidiary. There are no claims pending or, to the Knowledge of the Company, threatened in writing by the Company or the Company Subsidiaries against any current or former officer, manager or director of the Company or a Company Subsidiary in his or her capacity as an officer, manager, or director of the Company or a Company Subsidiary.

Section 3.20 Brokers. No Person other than Piper Sandler & Co. is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary.
Section 3.21 Opinion of Financial Advisor. Prior to the execution of this Agreement, Piper Sandler & Co. has delivered to the Company Board its opinion, to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock.
Section 3.22 Insurance Regulatory.
(a)During the last five (5) years, each of the Company Insurance Subsidiaries has timely filed all material reports, annual and quarterly statements, registrations, notices, submissions or other filings, including amendments thereto, together with all material exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with the appropriate Insurance Regulator on forms prescribed or permitted by such Insurance Regulator and no Insurance Regulator has asserted any material deficiency or violation with respect thereto. The Company Insurance Subsidiaries have provided or made available to Parent true, correct and complete copies of (i) all examination reports and market conduct reports of the Company Insurance Subsidiaries issued by any Insurance Regulator in the last five (5) years, (ii) all insurance holding company filings or submissions made by the Company or the Company Insurance Subsidiaries with any Insurance Regulator in the last five (5) years and (iii) all material analyses and reports relating to risk-based capital calculations submitted by the

Company Insurance Subsidiaries to any Insurance Regulator in the last five (5) years. All material deficiencies or violations noted in the financial and market conduct reports described above have been cured or resolved to the material satisfaction of the applicable Insurance Regulator that noted such deficiencies or violations. As of the date hereof, there are no material examinations, investigations or inquiries by any Insurance Regulator in progress with respect to the Company Insurance Subsidiaries (other than normal and customary inquiries) nor, to the Knowledge of the Company, are any such material examinations, investigations or inquiries (other than normal and customary inquiries) pending or scheduled with respect to the Company or Company Insurance Subsidiaries.
(b)To the extent required by applicable Law, all the insurance Contracts are on forms and at premium rates approved by the applicable Insurance Regulator. To the extent required by applicable Law, all premiums established and charged by the Company Insurance Subsidiaries conform to such premium rates as filed and approved or not objected to, as applicable, by the applicable Insurance Regulator. The marketing materials and insurance Contracts comply, in all material respects, with all applicable Laws and have been administered in all material respects in accordance therewith.
(c)The Company Insurance Subsidiaries are not the subject of any voluntary or involuntary supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar proceeding, nor has any Governmental Entity threatened to make the Company Insurance Subsidiaries the subject of any such proceeding.
(d)Each Company Insurance Subsidiary has timely paid all guaranty fund assessments that have been due, claimed or asserted by, or are the subject of any voluntary contribution commitment to, any state insurance guaranty association, risk sharing plan, joint underwriting association, residual market facility, assigned risk pool or similar arrangement, of any Governmental Entity charged with the supervision of insurance companies in any jurisdiction in which such Company Insurance Subsidiary does business.
(e)Except as set forth in Section 3.22(e) of the Company Disclosure Schedule, there are no written agreements, memoranda of understanding or commitment letters between any of the Company Insurance Subsidiaries, on the one hand, and any Governmental Entity, on the other hand. There are no orders or directives by, or supervisory letters or cease-and-desist orders from, any Governmental Entity that restrict the conduct of the business of the Company Insurance Subsidiaries, limit the ability of any Company Insurance Subsidiary to pay dividends or in any manner relates to their capital adequacy, credit or risk management policies or management.

(f)None of the Company Insurance Subsidiaries is commercially domiciled in any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than its jurisdiction of organization.
Section 3.23 Investment Assets. The Company has provided or made available to Parent a list of all of the Investment Assets of each Company Insurance Subsidiary as of September 30, 2021, and such list was true, correct and complete in all material respects. Except as set forth in Section 3.23 of the Company Disclosure Schedule, each Company Insurance Subsidiary has good and valid title to all of the Investment Assets held by such entity, free and clear of all Liens.

Section 3.24 Producers and Agents. To the Company’s Knowledge, each person who is performing or, in the last three (3) years has performed, the duties, functions, responsibilities or services of an Insurance Producer on behalf of the Company or any Company Insurance Subsidiaries was duly licensed as required by applicable Law to perform such duties and performed such duties in compliance, in all material respects, with all applicable Laws.

Section 3.25 Third Party Administrators. To the Company’s Knowledge, in the last three (3) years, each third-party administrator, insurance claims adjuster or managing general agent that managed, adjusted or administered the business for the Company Insurance Subsidiaries at the time such person managed, adjusted or administered the business was duly licensed as required by applicable Law and, to the Knowledge of the Company, no such third-party administrator, adjuster or managing general agent has been, in the last three (3) years, in material violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Law applicable to the administration, adjusting or management of insurance business for the Company Insurance Subsidiaries.

Section 3.26 Ratings.  The Company has provided to Parent a copy of the A.M. Best announcement that the Company and the Company Insurance Subsidiaries are under negative outlook. Neither the Company nor any of the Company Subsidiaries have received any communication from A.M. Best that it intends to downgrade the rating of the Company or Company Insurance Subsidiary with A.M. Best. Other than the notice of negative outlook provided by A.M. Best, as of the date of this Agreement, no rating agency has announced or notified the Company or any Company Insurance Subsidiary that the ratings of the Company or any Company Insurance Subsidiary are under negative outlook or that such agency intends to downgrade the rating of the Company or any Company Insurance Subsidiary.

Section 3.27 Labor Matters.
(a)Neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or like organization.
(b)In the last five (5) years, there have been no strikes or lockouts with respect to any employees of the Company or the Company Subsidiaries. To the Knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of the Company Subsidiaries. There is no (i) unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any of the Company Subsidiaries or (ii) slowdown or work stoppage in effect or, to the Knowledge of the Company, threatened in writing with respect to the Company or any of the Company Subsidiaries.
(c)In the last five (5) years, the Company and the Company Subsidiaries have been in material compliance with all applicable Laws regarding employment and employment practices, and terms and conditions of employment and wages and hours.
(d)A true and correct list of all employees of the Company and the Company Subsidiaries as of October 31, 2021, containing: (i) their names; (ii) work location; (iii) their hire or rehire dates; (iv) their positions and job titles; (v) their base salaries or base hourly wages; (vi) their target bonus rates or target commission rates; (vii) their long term incentive plan target opportunities; and (viii) designation of whether they are classified as exempt or non-exempt for purposes of the Fair Labor Standards Act, has been made available to Parent.
(e)To the Knowledge of the Company, there have not been any allegations of harassment, discrimination or sexual misconduct against any officer, director or employee of the Company or any of the Company Subsidiaries and (ii) the Company and the Company Subsidiaries have not entered into any settlement agreement with, or conducted an investigation regarding, allegations of any of the foregoing.
Section 3.28 Real Property. Except as set forth in Section 3.28 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries own any real property.

Section 3.29 Governmental Loans. Neither the Company nor any Company Subsidiary has applied for or received any loan, exclusion, forgiveness or other item pursuant to any COVID-19 relief measures, including but not limited to any “Paycheck Protection Program” loan, “Economic Stabilization Fund” loan or United States Small Business Administration loan. Except as set forth in Section 3.29 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has availed itself, or expects to avail itself, of relief pursuant to the CARES Act (including, without limitation, pursuant to Sections 1102 and 1106 (i.e., the Paycheck Protection Program) of, or other similar programs under the CARES Act) or any similar applicable federal, state or local Law (including any deferral of employer payroll Taxes under Section 2302 of the CARES Act or any tax credits under Section 2301 of the CARES Act), in any material respect.

Section 3.30 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither the Company nor any other Person on behalf of the Company or any Company Subsidiary makes any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided by or on behalf of the Company or any Company Subsidiary.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:
Section 4.01 Organization and Qualification; Authority.
(a)Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary and (iii) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted, except as would not, individually or in the aggregate, reasonably be expected to materially adversely affect the business of the Parent.
(b)The certificate of incorporation, bylaws or similar organizational documents of the Parent and Merger Sub are in full force and effect and no dissolution, revocation or forfeiture proceedings regarding Parent or Merger Sub have been commenced.

Section 4.02 Ownership of Merger Sub; No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. All the issued and outstanding shares of capital stock of Merger Sub are, and as of the Closing Date will be, owned of record and beneficially by Parent.

Section 4.03 Authority Relative to this Agreement; Validity and Effect of Agreements. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of Parent and Merger Sub, and no other corporate proceedings on the part of either of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, including the Merger, except for the approval of this Agreement by Parent as the sole stockholder of Merger Sub, which will be effected by written consent immediately following the execution of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 4.04 No Conflict; Required Filings and Consents.
(a)The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the performance of each of Parent and Merger Sub’s obligations hereunder will not, (i) conflict with or violate the certificate of incorporation, bylaws or similar organizational documents of either of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made, conflict with or violate any Law applicable to either Parent or Merger Sub or any of their subsidiaries, or by which any of their properties or assets are bound, (iii) require any consent or result in any violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligations to which either Parent or Merger Sub or any of their respective subsidiaries is a party or by which it or any of their respective properties or assets may be bound or (iv) result in the creation of a Lien (except for Permitted Liens) on any property or asset of Parent and Merger Sub or any of their subsidiaries except, with respect to clauses (ii), (iii) and (iv), such triggering of payments, Liens, encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, terminations, amendments, accelerations, cancellations, conflicts, breaches, defaults or rights which would not, individually or in the aggregate, reasonably be expected to materially adversely affect the business of the Parent.
(b)The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of each of Parent and Merger Sub’s obligations hereunder will not, require any consent, approval, authorization of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements of the Exchange Act, (B) any filings required under the rules and regulations of the Nasdaq National Market System, (C) the filing of the Certificate of Merger pursuant to the DGCL, (D) any registration, filing or notification required pursuant to state securities or blue sky laws and (E) filings with, and approval of, the insurance regulatory authorities in the State of Alabama (the “Parent Insurance Approvals”, and together with the Company Insurance Approvals, the “Transaction Approvals”) and (ii) where the failure to obtain such consents, approvals, or authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to materially adversely affect the Merger or the business of the Parent.

Section 4.05 Information Supplied. None of the information supplied or to be supplied by either of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent and Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

Section 4.06 Absence of Litigation. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to materially adversely affect the business of the Parent, (a) there is no Action pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its subsidiaries or any of its or their respective properties or assets and (b) neither Parent nor any of its subsidiaries is subject to any order, judgment, writ, injunction or decree.

Section 4.07 Availability of Funds. Parent has the financial capacity to perform its obligations under this Agreement and to cause Merger Sub to perform its obligations under this Agreement. Parent has or will have, and will cause Merger Sub to have, prior to the Effective Time, sufficient funds to pay the aggregate Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement.

Section 4.08 No Ownership of Company Capital Stock. Neither Parent nor Merger Sub, nor any of their respective Affiliates, own any shares of Company Common Stock or any option, warrant or other right to acquire any shares of Company Common Stock.

Section 4.09 Other Agreements or Understandings. There are no Contracts, arrangements or understandings between or among Parent, Merger Sub, or any affiliate of Parent, on the one hand, and any member of the Company Board or management of the Company or any person that beneficially owns 5% or more of the shares of the outstanding capital stock of the Company, on the other hand.

Section 4.10 Brokers. No Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent and Merger Sub or any of their Affiliates.

Section 4.11 No Other Parent or Merger Sub Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither the Parent nor any other person on behalf of the Parent or the Merger Sub makes any other express or implied representation or warranty with respect to the Parent or the Merger Sub.

ARTICLE V
COVENANTS

Section 5.01 Conduct of Business of the Company. From the date of this Agreement until the Effective Time, except as required, permitted or otherwise contemplated by this Agreement, as may be required by applicable Law or as set forth in Section 5.01 of the Company Disclosure Schedule or except with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in the ordinary course of business and shall use commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries and maintain the relationships and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees, agents and contractors. Without limiting the generality of the foregoing, except as required, permitted or otherwise contemplated by this Agreement, as may be required by applicable Law or as set forth in Section 5.01 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Effective Time, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned:
(a)amend or otherwise change any provision of the Company Charter or Company Bylaws, or similar organizational or governance documents;
(b)(i) authorize for issuance, issue or sell or agree or commit to issue or sell any shares of any class of capital stock of the Company or any Company Subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of the Company or any Company Subsidiary, (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents, (iii) except for the regular quarterly dividend in the amount of $0.06 per share, declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions (whether in cash, shares, property or otherwise) in respect of, any shares of the Company’s capital stock or the shares of stock or other equity interests in any Company Subsidiary that is not directly or indirectly wholly owned by the Company, other than dividends by any direct or indirect wholly owned Company Subsidiary to the Company or any other Company Subsidiary, or (iv) split, combine or reclassify any shares, stock or other equity interests of the Company or any Company Subsidiary or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for shares of such shares, stock or other equity interests;
(c)merge or consolidate with any other Person;
(d)adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(e)sell, lease, license, subject to a Lien (other than a Permitted Lien) or otherwise surrender, relinquish or dispose of any assets or property of the Company or any Company Subsidiary other than in the ordinary course of business, except for (i) sales of investment assets by the Company or any of the Company Subsidiaries in the ordinary course of business, (ii) transfers and pledges of assets in connection with the conduct of the insurance business, including pursuant to reinsurance, coinsurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance and similar arrangements, in the ordinary course of business, (iii) sales or transfers of assets between wholly owned Company Subsidiaries, (iv) pursuant to existing written contracts or commitments or (v) in an amount not in excess of $100,000;

(f)incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a Company Subsidiary) for borrowed money;
(g)except as required by the terms of the Plans or awards made thereunder prior to the date of this Agreement, (i) increase the compensation or benefits payable to its directors, officers or employees, other than increases made in the ordinary course of business or (ii) establish, adopt, enter into or amend to materially increase benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, loan, retention, consulting, indemnification, termination, severance or other similar plan, agreement, trust, fund, policy or arrangement with any director, officer or employee (other than with respect to (A) agreements for new hires in the ordinary course of business and (B) each award under the Company’s 2019 Equity Incentive Plan and the grants of stock compensation made in the ordinary course of business in 2021);
(h)pre-pay any long-term debt (which shall be deemed to include pre-payments or repayments of lines of credit facilities or other similar lines of credit or payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto);
(i)except as required by Law or changes in GAAP or SAP which become effective after the date of this Agreement, or as recommended by the Company’s audit committee or independent auditors, in which case the Company shall notify Parent, materially change any of its accounting policies (whether for financial or statutory accounting or Tax purposes);
(j)authorize, or enter into any commitment for, any new material capital expenditure (such authorized or committed new material capital expenditures being referred to hereinafter as the “Capital Expenditures”) other than Capital Expenditures set forth in the Company’s 2021 budget materials provided to Parent and Merger Sub;
(k)pay, discharge, settle or satisfy any material litigation, arbitrations, proceedings, claims, liabilities or obligations other than any payment, discharge, settlement or satisfaction other than (i) in the ordinary course of business (which includes payment of policyholders’ claims), (ii) where the amounts paid or to be paid are covered by insurance coverage maintained by the Company, or (iii) for the settlement of claims disclosed in Section 3.10 of the Company Disclosure Schedule;
(l)take any action that (i) could reasonably be expected to materially delay or impair the consummation of the transactions contemplated by this Agreement, or propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action; or (ii) would cause any of the representations or warranties of the Company contained herein to become inaccurate in any material respect or any of the covenants of the Company to be breached in any material respect or result in the failure to be satisfied of any of the conditions set forth in Section 6.02;

(m)alter, change, modify or terminate any material operating, claims processing, actuarial or enterprise risk management policies and procedures of the Company or any Company Subsidiary other than in the ordinary course of business or as required by applicable Law;
(n)enter into any Contract with, or make any commitment to, any Governmental Entity having regulatory authority over the Company or any Company Subsidiary other than in the ordinary course of business;
(o)enter into any new lines of business or withdraw from or put into “run off” any existing lines of business;
(p)withdraw, surrender or fail to renew any Permit of the Company or any Company Subsidiary;
(q)enter into any Company Material Contract other than in the ordinary course of business; and
(r)enter into any agreement or otherwise make a commitment to do any of the foregoing.

Section 5.02 Conduct of Parent. Parent agrees that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement, Parent shall not, directly or indirectly, without the prior written consent of the Company, take or cause to be taken any action that (a) could reasonably be expected to materially delay or impair the consummation of the transactions contemplated by this Agreement, or propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action or (b) would cause any of the representations or warranties of Parent or Merger Sub contained herein to become inaccurate in any material respect or any of the covenants of Parent or Merger Sub to be breached in any material respect or result in the failure to be satisfied of any of the conditions set forth in Section 6.03.

Section 5.03 Merger Sub. Parent will take all actions necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.04 Access to Information; Confidentiality.

(a)Access to Information. Upon reasonable prior notice and subject to applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Company Subsidiaries (the “Representatives”) to, afford Parent, following notice from Parent to the Company in accordance with this Section 5.04, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and the Company Subsidiaries, and all other financial, operating and other data and information as Parent may reasonably request. Notwithstanding the foregoing, the Company and the Company Subsidiaries shall not be obligated to disclose (i) any information that, in the reasonable judgment of the Company, would result in the loss of attorney-client privilege with respect to such information or which would constitute a waiver of any other privilege or trade secret protection held by the Company or any Company Subsidiary or (ii) any information that would result in a breach of an agreement to which the Company or any of the Company Subsidiaries is a party. Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) Business Days prior written notice thereof. The Company shall be entitled to have Representatives present at all times during any such inspection, and no such inspection shall unreasonably disrupt or interfere with the operations of the Company or any Company Subsidiary.
(b)Confidentiality. The parties hereby agree that all information provided to the other party or the other parties’ representatives in connection with this Agreement and the consummation of the transactions contemplated hereby, including any information obtained pursuant to Section 5.04(a), shall be treated in accordance with the Confidentiality Agreement, dated July 22, 2021, between Bow Capital and the Company (the “Confidentiality Agreement”). Parent and the Company shall comply with, and shall cause their respective representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.
Section 5.05 No Solicitation.
(a)So long as this Agreement remains in effect and no notice of termination has been given under this Agreement, the Company shall not authorize or knowingly permit any of its Representatives, directly or indirectly, to initiate, entertain, solicit, encourage, engage in, or participate in, negotiations with any Person or any group of Persons other than Parent or any of its Affiliates concerning any Acquisition Proposal other than as expressly provided in this Agreement. The Company will promptly inform Parent (and in any event, within 24 hours of receipt by the Company of any bona fide Acquisition Proposal) of any serious, bona fide inquiry it receives with respect to any Acquisition Proposal and shall furnish to Parent a description of all of the material terms of any such Acquisition Proposal, including the identity of the Person, or group of Person, making such Acquisition Proposal, provided, however, that the Company shall not be required to disclose any information if doing so would, in the reasonable opinion of the Company’s counsel, cause the Company to violate a confidentiality or similar agreement entered into prior to the date hereof.
(b)From the date hereof until 11:59 p.m. Eastern time on the day that is thirty (30) calendar days following the date of this Agreement, following receipt by the Company of an Acquisition Proposal or public announcement of an Acquisition Proposal during such period not otherwise resulting from a breach under Section 5.05(a), nothing contained in this Agreement shall prohibit the Company Board from either furnishing information to, or entering into discussions or negotiations with, any Person or group of Persons regarding any such Acquisition Proposal, or approving and recommending to the Company’s stockholders any such Acquisition Proposal from any Person or group of Persons, if the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel if necessary for purposes of the Company Board’s fiduciary duty to its stockholders, that such Acquisition Proposal constitutes a Superior Proposal (or could reasonably be expected to lead to a Superior Proposal) and that such action is appropriate in furtherance of the best interests of the stockholders and in order for the Company Board to comply with its fiduciary obligation to its stockholders. In connection with any such determination: (i) the Company shall direct its representatives, officers and other appropriate personnel to cooperate with and be reasonably available to consult with any such Person, or group of Persons; (ii) the Company will disclose to Parent that it is furnishing information to, or entering into discussions or negotiations with, such Person or group of Persons, which disclosure shall describe the terms thereof in accordance with Section 5.05(a); (iii) prior to furnishing such information to such Person or group of Persons, the Company shall enter into a written agreement with such Person or group of Persons which provides for, among other things, (A) the furnishing to such Person or group of Persons of information regarding the Company that is relevant to its ability to finance and otherwise perform its obligations under its Acquisition Proposal, (B) the confidentiality of all non-public information furnished to such Person or group of Persons by the Company, and (C) procedures reasonably satisfactory to the Company that are designed to restrict or limit the provision of information regarding the Company that could be used to the competitive disadvantage of Company; (iv) the Company will not furnish any non-public information regarding Parent or the transactions contemplated hereby; and (v) the Company will keep Parent informed of the status of any such discussions or negotiations regarding any Superior Proposal and any material terms thereof.
(c)Prior to the Company taking any action to terminate this Agreement, the Company shall provide Parent with four (4) Business Days’ prior written notice advising Parent that the Board of Directors intends to terminate this Agreement in accordance with the terms of Section 7.01(f) and specifying, in reasonable detail, the reasons therefor, and during such four (4) Business Day period, the Company shall cause its Representatives to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement such that any third party’s Acquisition Proposal would no longer constitute a Superior Proposal and at the end of such four (4) Business Day period the Company shall not take any action permitted under Section 7.01(f) unless the Board of Directors again makes the determination that, after in good faith taking into account the amendments proposed by Parent, and after consultation with the Company’s financial advisors and outside legal counsel if necessary for purposes of the Company Board’s fiduciary duty to its stockholders, the third party’s Acquisition Proposal remains a Superior Proposal with respect to Parent’s revised proposal. If, prior to the termination of this Agreement by the Company pursuant to Section 7.01(f), there is any material amendment, revision or change to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration the stockholders of the Company would receive as a result of the Superior Proposal), then the Company shall notify Parent of such amendment, revision or change in compliance and the applicable four (4) Business Day period shall be extended until at least three (3) Business Days after the time that Parent receives notification from the Company of such amendment, revision or change, and the Board of Directors shall not take any such action permitted under Section 7.01(f) prior to the end of any such period as so extended.
(d)Nothing in this Section 5.05 or elsewhere in this Agreement shall prevent the Company Board from taking and disclosing any position or disclosing any information required to be disclosed under applicable Law or from complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, and to the extent referred to therein, Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal. In addition, nothing in this Section 5.05 or elsewhere in this Agreement shall prohibit the Company from taking any action that any court of competent jurisdiction orders the Company to take.

Section 5.06 Stockholders Meeting; Preparation of Proxy Materials; Approval by Sole Stockholder of Merger Sub.
(a)As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and, after consultation with Parent, file with the SEC the Proxy Statement and each of the Company and Parent shall, or shall cause their respective affiliates to, prepare and, after consultation with each other, file with the SEC all Other Filings that are required to be filed by such party in connection with the transactions contemplated hereby. Parent and the Company shall cooperate with one another in connection with the preparation of the Proxy Statement and shall furnish all information concerning such party as the other party may reasonably request in connection with the preparation of the Proxy Statement. Parent and the Company shall each use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC.
(b)As promptly as reasonably practicable, the Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide Parent with copies of all correspondence (including written comments with respect to the Proxy Statement) between the Company and its representatives, on the one hand, and the SEC, on the other hand, and inform Parent of any oral comments with respect to the Proxy Statement received from the SEC. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement. The Company shall provide Parent a reasonable opportunity to review and comment on the Proxy Statement (or any amendment or supplement thereto) or response to any comments of the SEC with respect thereto (including the proposed final version of such document or response).
(c)If, at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub or any of their respective Affiliates, directors or officers is discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement or Other Filings, so that the Proxy Statement or Other Filings would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and the Company shall file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by law, disseminate to the stockholders of the Company.

(d)Notwithstanding any Company Recommendation Event, the Company shall, in accordance with the Company Charter and Company Bylaws, promptly and duly call, give notice of, convene and hold, as soon as reasonably practicable following the date upon which the Proxy Statement is cleared by the SEC, a meeting of the holders of shares of Company Common Stock (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval. The Company Board shall (i) except as otherwise provided in Section 5.05, recommend adoption of this Agreement and include in the Proxy Statement such recommendation and (ii) use its commercially reasonable efforts to solicit such adoption. Notwithstanding the foregoing provisions of this Section 5.06(d), if, on a date for which the Company Stockholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, the Company shall have the right to adjourn the Company Stockholders Meeting; provided that the Company Stockholders Meeting is adjourned to a date that is not more than thirty (30) days after the date for which the Company Stockholders Meeting was originally scheduled.
Section 5.07 Notices of Certain Events. From and after the date of this Agreement until the Effective Time, each party shall promptly notify the other party of the occurrence, or non-occurrence, of any event that would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.07 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 5.08 Employees; Benefit Plans.
(a)From and after the Effective Time, Parent shall honor and shall cause the Surviving Corporation to honor all Plans, compensation arrangements and agreements and employment, severance and termination plans and agreements in accordance with their terms as in effect immediately before the Effective Time, except to the extent any such agreements are amended in accordance with this Section 5.08. For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to each current employee of the Company and the Company Subsidiaries while such employee remains employed by the Company or the Company Subsidiaries (“Company Employees”) (i) compensation (including incentive compensation) no less favorable than the compensation (including incentive compensation) provided to Company Employees immediately before the Effective Time and (ii) employee benefits that are no less favorable, in the aggregate, than the benefits provided to Company Employees immediately before the Effective Time.
(b)For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall, subject to applicable Law and applicable tax qualification requirements, be credited with his or her years of service with the Company and the Company Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to coverage under any Plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”) and (ii) (A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under an Old Plan in which such Company Employee participated immediately prior to the Effective Time and (B) Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(c)Reserved.
(d)Notwithstanding anything herein to the contrary, all payments made to the Company’s employees under this Section 5.08 shall be subject to withholding required by applicable federal, state and local taxing authorities.

Section 5.09 Directors’ and Officers’ Indemnification and Insurance.
(a)Without limiting the foregoing, Parent and Merger Sub agree that all rights to indemnification, advancement and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any current or former (i) director or officer of the Company or the Company Subsidiaries, (ii) director, officer or trustee of another entity (but only to the extent that such person is or was serving in such capacity at the request of the Company) or (iii) employee or agent of the Company or the Company Subsidiaries (but only to the extent that the Company shall have determined at any time prior to the Closing to indemnify and/or hold harmless such employee or agent) as provided in the Company Charter and Company Bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement or other organizational documents of any of the Company Subsidiaries) and indemnification agreements of the Company or any of the Company Subsidiaries set forth in Section 5.09(a) of the Company Disclosure Schedule shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b)For a period of six (6) years from the Effective Time, the organizational documents of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification and advancement than are set forth in the Company Charter and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of the Indemnified Parties, unless such modification shall be required by Law and then only to the minimum extent required by Law.
(c)Immediately prior to the Closing, the Company, at its expense, shall purchase, from an insurer chosen by the Company, a single payment, run-off policy of directors’ and officers’ liability insurance covering current and former officers and directors of the Company and the Company Subsidiaries on terms and conditions as favorable as may be available (but no more favorable to the Indemnified Parties than the policy in effect as of the date hereof) for a premium not to exceed 300% of the last annual premium, such policy to become effective at the Closing and remain in effect for a period of six years after the Closing.
(d)If the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving corporation, limited liability company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.09.
(e)Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.09 and the parties acknowledge.
(f)This Section 5.09 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Company, Parent and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.09.

Section 5.10 Further Action; Best Efforts.
(a)Subject to the terms and conditions herein provided, as promptly as practicable, the Company, Parent and Merger Sub shall (i) use reasonable best efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Effective Time with, and which material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities in connection with the execution and delivery of this Agreement and related agreements and consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations, and (ii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary or appropriate to consummate the transactions contemplated hereby as soon as practicable. Subject to the provisions of Section 5.10(b), in connection with the foregoing, the Company, on the one hand, will provide Parent, and Parent, on the other hand, will provide the Company, with copies of material correspondence, filings or communications (or oral summaries or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Entity or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby.
(b)In furtherance and not in limitation of Section 5.10(a), (i) as soon as reasonably practicable following the date of this Agreement, the Company and Parent shall cooperate in all respects with each other and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts to prepare and file with the relevant insurance regulators requests for approval of the transactions contemplated by this Agreement and shall use all reasonable efforts to have such insurance regulators approve the transactions contemplated by this Agreement, (ii) each party shall give the other party prompt written notice if it receives any material notice or other communication from any insurance regulator in connection with the transactions contemplated by this Agreement, and, in the case of any such written notice or communication, shall promptly furnish the other party with a copy thereof, and (iii) the Company shall have the opportunity to comment on all applications and substantive correspondence with the insurance regulators, other than those parts of any applications or substantive correspondence that, in the reasonable discretion of Parent, relate to the strategic or business plans of the Parent or that otherwise disclose strategic information of the Parent. Notwithstanding the foregoing provisions of this Section 5.10(b) or the provisions of Section 5.10(a), the Parent shall be required to disclose to the Company or any of its affiliates (A) the Parent’s trade secrets, business plans, and strategies for the Company following the Effective Time and/or (B) biographical affidavits, biographical information or other personally identifiable information regarding individuals only to the extent such disclosure is required under applicable law or by an insurance regulatory authority; provided, however (1) if the Effective Time has not occurred, or is not reasonably anticipated to occur, by the date the Company is finally scheduled to meet with A.M. Best, then the Parent agrees to provide the Company with such business plan information as the parties, acting in good faith, mutually agree is required to be provided to A.M. Best in advance of such meeting and representatives of the Parent or the Merger Sub will attend such meeting to assist the Company in describing the future business plans of the Company, and (2) to the extent the Company reasonably believes in good faith that strategic or business plan information is material and is required to be disclosed in the Proxy Statement, the Parent agrees to work with the Company to provide such business plan and strategic information as the parties, acting in good faith, mutually agree is required for the Proxy Statement. If Company and/or any of its affiliates receive any of Parent’s trade secrets, business plans, business strategies, biographical affidavits, biographical information, personally identifiable information or other information that is afforded confidential treatment under applicable law or by an insurance regulatory authority, the Company and/or such affiliates, as applicable, shall maintain the confidentiality of and not disclose any such information.
(c)For purposes of this Section 5.10, in no event shall “reasonable best efforts” include or require Parent or any of its Affiliates to agree to (i) (A) the divesture of any business, line of business, or entity of Parent or its Subsidiaries or the Company or its Subsidiaries or (B) the imposition after the Closing Date of any restrictions to compete in any jurisdiction on Parent or any of its Affiliates or the Company or any of its Subsidiaries that would reasonably be expected to have a material adverse effect on the aggregate financial benefits reasonably expected to be realized by Parent in connection with the transactions contemplated by this Agreement, or (ii) any requirement imposed by a Governmental Entity that would reasonably be expected to have a (A) Material Adverse Effect on the Company or any Subsidiary, (B) material adverse effect on the aggregate financial benefits reasonably expected to be realized by Parent in connection with the transactions contemplated by this Agreement, including but not limited to materially decreasing the Company’s existing management fee of 1.5% of direct written premium paid to the Company by the Company Insurance Subsidiaries, the ability of the Company to manage the investment portfolio of the Company Insurance Subsidiaries, or restrictions on dividends from National Security Insurance Company that do not exist as of the date of this Agreement (other than restrictions that may be imposed by applicable Law) or (C) Material Adverse Effect on Parent and its Subsidiaries (including the Company and its Subsidiaries after the Closing Date), taken as a whole. Neither Parent nor the Company shall take any action that they should be reasonably aware would have the effect of delaying, impairing or impeding the receipt of any required clearances or approvals.

Section 5.11 Public Announcements. The parties hereto agree that no public release or announcement concerning the Merger or the transactions contemplated by this Agreement shall be issued by a party without the prior written consent of the other parties (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement. Notwithstanding the foregoing, the Company shall not be required to obtain the consent of Parent or Merger Sub in connection with, or provide Parent or Merger Sub the opportunity to comment on, any public announcement regarding an Acquisition Proposal.

Section 5.12 Anti-Takeover Statutes. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any transaction contemplated by this Agreement, the parties shall use commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transaction.

Section 5.13 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of shares of Company Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

Section 5.14 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.15 ServisFirst Loan. Company shall take, and shall cause each of the Company Subsidiaries to take, all actions as may be reasonably necessary to secure a waiver from ServisFirst of any change of control or similar provisions set forth in the loan documentation entered into between the Company and ServisFirst.

Section 5.16 Reserved.

Section 5.17 Investment Assets. To the extent practicable and permitted by applicable Law and any contractual commitments of the Company or the Company Insurance Subsidiaries, the Company shall use commercially reasonable efforts to cause the Company Insurance Subsidiaries to sell or dispose of and reinvest the proceeds from Investment Assets with unrealized gains up to the amount of net operating loss carryforwards available to offset such gains.

ARTICLE VI
CONDITIONS

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing of each of the following conditions:
(a)Company Stockholder Approval. This Agreement will have been duly adopted by the Company Stockholder Approval.
(b)Regulatory Approvals. All Transaction Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.
(c)No Injunctions, Restraints, or Illegality. No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, materially restricts or makes illegal consummation of the transactions contemplated by this Agreement.

Section 6.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Parent and Merger Sub on or prior to the Closing of the following conditions:
(a)Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Closing Date without giving effect to any limitation as to “materiality”, “in all material respects”, “in any material respect” or “Material Adverse Effect” set forth in such representations and warranties as if made on and as of such date (except to the extent that any such representation or warranty has by its terms been made as of a specific date in which case such representation and warranty shall have been true and correct as of such specific date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Chief Executive Officer and Chief Financial Officer of the Company shall deliver, on behalf of the Company, a certificate to Parent to such effect.
(b)Performance of Covenants. The Company shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect.
(c)Company Material Adverse Effect. The Company shall not have suffered a Material Adverse Effect and there shall have been no occurrence, circumstance or combination thereof (whether arising on or after the date hereof), which, as of the Closing Date, is reasonably likely to result in a Material Adverse Effect on the Company and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect.
(d)Employment and Consulting Agreements. Each of the McLeod Employment Agreement, Jack Brunson Employment Agreement and Bill Brunson Consulting Agreement shall be in full force and effect as of the Closing.
Section 6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing of the following conditions:

(a)Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct on and as of the Closing Date without giving effect to any limitation as to “materiality”, “in all material respects”, “in any material respect” or “Material Adverse Effect” set forth in such representations and warranties as if made on and as of such date (except to the extent that any such representation or warranty has by its terms been made as of a specific date in which case such representation and warranty shall have been true and correct as of such specific date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Sub. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer and Chief Financial Officer of Parent and Merger Sub, respectively, to such effect.

(b)Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer and the Chief Financial Officer of Parent and Merger Sub, respectively, to such effect.
(c)Deposit of Merger Consideration. Parent shall have deposited the items required to be deposited by it in trust with the Paying Agent for the benefit of the Stockholders of the Company as required by this Agreement.
Section 6.04 Frustration of Closing Conditions. Neither the Company, Parent, or Merger Sub may rely, as a basis for not consummating the Merger or the other transactions contemplated by this Agreement, on the failure of any condition set forth in Section 6.01, Section 6.02, or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.

ARTICLE VII
TERMINATION, AMENDMENT, AND WAIVER

Section 7.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after the stockholders of the Company have approved the Merger at the Company Stockholders Meeting, as follows:
(a)by mutual written consent of Parent and the Company approved by a majority of the Board of Directors of each of them;
(b)by either Parent or the Company if the Closing shall not have occurred on or before August 31, 2022 (as such date may be extended pursuant to the immediate following provision, the “Outside Date”); provided, that if, as of the Outside Date, all conditions set forth in Section 6.01, Section 6.02 and Section 6.03 shall have been satisfied or waived (other than conditions which by their terms are required to be satisfied or waived at the Closing) other than the conditions set forth in Section 6.01(b), then either the Company or Parent may extend the Outside Date until the date that is three months from the initial Outside Date by providing written notice to the other party; provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Effective Time to occur on or before such date; provided, further, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a non-final order, decree, ruling or action restraining, enjoining or otherwise prohibiting consummation of the Merger;

(c)by either Parent or the Company if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger (“Governmental Order”), which Governmental Order shall have become final and non-appealable;
(d)by either Parent or the Company if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting;
(e)by Parent, if a Company Recommendation Event shall have occurred;
(f)by the Company upon the occurrence of a Company Recommendation Event or an Acquisition Event; or
(g)by Parent, if the combined statutory capital and surplus of the Company Insurance Subsidiaries as determined in accordance with Section 2.06 hereof is less than $38,700,000.
Section 7.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the provisions of Section 5.04(b), this Section 7.02, Section 7.03 and ARTICLE VIII shall survive any such termination; provided, however, that, subject to Section 7.03(c), nothing herein shall relieve any party hereto from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

Section 7.03 Fees and Expenses.
(a)Except as otherwise set forth in this Section 7.03, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.
(b)In the event this Agreement shall be terminated by the Parent pursuant to Section 7.01(e) or the Company pursuant to Section 7.01(f), the Company shall pay to Parent the Termination Fee.
(c)The Termination Fee shall be paid by the Company as directed by Parent in writing in immediately available funds within three (3) Business Days after the date this Agreement is terminated by Parent pursuant to Section 7.01(e) or by the Company pursuant to Section 7.01(f).
(d)Each of the Company and Parent acknowledges and agrees that in the event that Parent is entitled to receive the Termination Fee pursuant to this Agreement, the right of Parent to receive such amount shall constitute each of Parent and Merger Sub’s sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of, any termination of this Agreement regardless of the circumstances giving rise to such termination.

(e)Each of Parent, Merger Sub and the Company shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.
Section 7.04 Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Company Stockholder Approval, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Company Common Stock without such approval.

Section 7.05 Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VIII
MISCELLANEOUS
Section 8.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:
“Acquisition Event” means that the Company shall have authorized, recommended, approved, or entered into an agreement with any Person (other than any of the parties to this Agreement) to effect a Superior Proposal.
“Acquisition Proposal” means (i) any proposal pursuant to which any Person or group of Persons, other than the Parent or the Company, would acquire or participate in a merger, consolidation, or other business combination involving the Company, directly or indirectly; (ii) any proposal by which any Person or group of Persons, other than the Parent or the Company, would acquire a substantial equity interest in the Company, including the right to vote 5% or more of the capital stock entitled to vote for the election of directors; (iii) any acquisition of 5% or more of the assets of the Company, other than in the ordinary course of business; (iv) any acquisition in excess of 5% of the outstanding capital stock of the Company, other than as contemplated by this Agreement; (v) any acquisition of control (as defined under the Insurance Laws) of the Company; or (vi) any transaction similar to the foregoing.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“Bill Brunson Consulting Agreement” has the meaning set forth in the Preamble.
“Book-Entry Share” has the meaning set forth in Section 2.01(c).
“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in New York, New York are authorized or required by Law or other governmental action to close.
“Cancelled Shares” has the meaning set forth in Section 2.01(a).
“Capital Expenditures” has the meaning set forth in Section 5.01(j).
“Certificate” has the meaning set forth in Section 2.01(c).
“Certificate of Merger” has the meaning set forth in Section 1.03.
“Closing” has the meaning set forth in Section 1.02.
“Closing Date” has the meaning set forth in Section 1.02.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et seq. of ERISA.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble.
“Company Board” has the meaning set forth in the Recitals.
“Company Bylaws” means the Amended and Restated Bylaws of the Company, as in effect immediately prior to the Effective Time.
“Company Charter” means the Certificate of Incorporation of the Company (as amended).
“Company Common Stock” has the meaning set forth in the Recitals.
“Company Disclosure Schedule” has the meaning set forth in the introductory language in ARTICLE III.

“Company Employee” has the meaning set forth in Section 5.08(a).
“Company Insurance Approvals” has the meaning set forth in Section 3.05(b).
“Company Insurance Subsidiaries” has the meaning set forth in Section 3.02(b).
“Company Intellectual Property” has the meaning set forth in Section 3.13(a).
“Company Material Contract” has the meaning set forth in Section 3.16(a).
“Company Recommendation Event” means (a) the Company Board is unwilling or unable (other than in connection with the failure to satisfy the conditions set forth in Section 6.01(b) and Section 6.01(c) hereof) to recommend to the stockholders of the Company that they approve and adopt this Agreement and the transactions contemplated hereby due to a Superior Proposal; or (b) after recommending that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated hereby, the Company Board shall have withdrawn, modified or amended such recommendation due to a Superior Proposal.
“Company Reinsurance Agreements” has the meaning set forth in Section 3.06(d).
“Company SAP Statements” has the meaning set forth in Section 3.07(c).
“Company SEC Reports” has the meaning set forth in Section 3.07(a).
“Company Stockholder Approval” has the meaning set forth in Section 3.04(a).
“Company Stockholders Meeting” has the meaning set forth in Section 5.06(d).
“Company Subsidiaries” has the meaning set forth in Section 3.02(a).
“Confidentiality Agreement” has the meaning set forth in Section 5.04(b).
“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.
“DGCL” has the meaning set forth in the Recitals.
“Dissenting Shares” has the meaning set forth in Section 2.03.
“Effective Time” has the meaning set forth in Section 1.03.
“Environmental Laws” means any Law relating to the environment (including air, water vapor, surface water, ground water, drinking water, water supply, surface land, subsurface land and plant and animal life), natural resources, or safety or health of human beings or other living organisms, including the manufacture, distribution in commerce and use or Release of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 3.11(f).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“GAAP” means generally accepted accounting principles as applied in the United States.
“Governmental Entity” means any foreign or domestic national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.
“Governmental Order” has the meaning set forth in Section 7.01(c).
“Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, radioactive material, or other compound, element, material or substance in any form whatsoever (including products) regulated, restricted or addressed by or under any applicable Environmental Law.
“Insurance Regulator” means, with respect to any jurisdiction, the Governmental Entity charged with the supervision of a Company Insurance Subsidiary in such jurisdiction. For the avoidance of doubt, “Insurance Regulator” also includes any applicable semi-governmental or self-regulatory organization, including supervisory colleges and any related body.
“Insurance Producer” means any insurance agent, insurance broker, insurance intermediary, general agent, managing general agent, excess or surplus lines broker or insurance agency responsible for soliciting, selling, negotiating, offering, marketing or producing insurance products, services or Contracts.
“Intellectual Property” means (a) patents, patent applications and invention registrations of any type, (b) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (c) copyrightable works, copyrights, and registrations and applications for registration thereof, and (d) confidential and proprietary information, including trade secrets and know-how.
“Investment Assets” means any interest in any bonds, notes, debentures, mortgage loans, real estate, instruments of indebtedness, stocks and all other equity interests, certificates issued by or interests in trusts or derivatives, in each case, acquired or held specifically for investment or hedging purposes.
“IRS” means the United States Internal Revenue Service.
“Jack Brunson Employment Agreement” has the meaning set forth in the Preamble.
“Knowledge” means: (a) with respect to the Company and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Company Disclosure Schedule; and (b) with respect to Parent and its Subsidiaries, the actual knowledge of each of Ross Aron, Daven Patel and Raymond Dong, in each case after reasonable inquiry of such Person and their direct reports.

“Law” means any national, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order.
“Legal Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or examinations.
“Liens” means, with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.
“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.
“Material Adverse Effect” means, with respect to the Company and Parent, as the case may be, a material adverse effect on the business, assets, properties, operations, or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole; provided that any adverse change or effect arising out of or resulting from or attributable to the following shall be excluded in any determination of Material Adverse Effect: (i) any circumstance, change or effect (including international events such as acts of terrorism or war) affecting generally companies operating in the property and casualty insurance business; (ii) any circumstance, change or effect affecting generally the United States or world economy or capital, credit or financial markets generally, including changes in interest or exchange rates; (iii) changes or prospective changes in laws, rules or regulations or accounting or actuarial practices or principles or any change in the interpretation or enforcement thereof by a Governmental Entity; (iv) the execution or announcement of or the consummation of the transactions contemplated by this Agreement (including the adverse effect of any loss or threatened loss of, or disruption or threatened disruption in, any customer, reinsurer, policyholder, supplier, and/or vendor relationships or loss of personnel resulting from such execution, announcement or consummation); (v) actions taken or omitted by such party at the direction of, or with the prior written consent of, the other party; (vi) the effect of any action taken by the other party or its Affiliates with respect to the transactions contemplated by this Agreement; (vii) compliance with the terms of, or the taking of any action required by, this Agreement; (viii) the effect of any breach, violation or non-performance of any provision of this Agreement by the other party or its Affiliates; (ix) any action taken in connection with obtaining regulatory or third party approvals, licenses or consents or any event, change or effect resulting therefrom; (x) any acts of war (whether or not declared), armed hostilities, sabotage or terrorism occurring after the date of this Agreement or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; (xi) any earthquakes, hurricanes, tornadoes, floods or other natural disasters, acts of God, or force majeure events; (xii) any epidemics, pandemics (including COVID-19), or public health emergencies, or any quarantine, “shelter in place”, stay at home, workforce reduction, social distancing, shut down, closure, sequester, or any other law order, directive, directive, guideline or recommendation by any Governmental Entity, in each case in connection with or in response to COVID-19 or any other pandemic or epidemic; (xiii) any change in Company’s credit rating or financial strength rating (including AM Best rating) or any failure by any party or its Affiliates to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (other than facts underlying such failure); (xiv) a decline in the price or trading volume of the Company Common Stock in the NASDAQ Global Market or any other trading market (but not any change, event or circumstance that may underlie such decline to the extent such change, event or circumstance would otherwise constitute a Material Adverse Effect); or (xv) any deterioration in the business, financial condition (including statutory capital and surplus) and/or prospects of any party or its Affiliates to the extent it relates to or arises out of circumstances or conditions existing as of the date of this Agreement that were known by, or disclosed to, the other party as of or prior to the date of this Agreement, including those matters set forth in the Disclosure Schedule. Notwithstanding the foregoing, with respect to clauses (i), (ii), (iii), (x), or (xii) above, any adverse change or effect may be taken into account in determining whether or not there has been a “Material Adverse Effect” to the extent that the Company or Parent, as the case may be, and its respective Subsidiaries (taken as a whole) are disproportionately affected thereby as compared to other participants in the industries or markets in which the Company or Parent, as the case may be, operate. Without limiting the foregoing, a Material Adverse Effect on the Company shall be conclusively presumed if the combined statutory capital and surplus of the Company Insurance Subsidiaries as of any month end prior to the Closing is less than $38,700,000.
“McLeod Employment Agreement” has the meaning set forth in the Preamble.
“Merger” has the meaning set forth in Section 1.01.
“Merger Consideration” has the meaning set forth in Section 2.01(b).
“Merger Sub” has the meaning set forth in the Preamble.
“Nasdaq” means the Nasdaq National Market.
“New Plans” has the meaning set forth in Section 5.08(b).
“Old Plans” has the meaning set forth in Section 5.08(b).
“Ordinary course of business” means in respect of any Person the ordinary course of business of such Person consistent with past practices. For the purposes of this Agreement, with respect to the Company and its Subsidiaries, any commercially reasonable actions taken (or reasonably not taken) by the Company and its Subsidiaries (after the date hereof, in consultation with Parent) as a reasonably necessary response to COVID-19 to (a) protect the health and safety of the Company’s or its Subsidiaries’ employees or (b) respond to third-party supply or service disruptions caused by the COVID-19 pandemic, including in each case of the preceding clauses (a) and (b) in response to any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Entity in response to COVID-19 shall be considered to have been taken in the ordinary course of business.

“Other Filings” means any document, other than the Proxy Statement, to be filed with the SEC in connection with this Agreement.
“Outside Date” has the meaning set forth in Section 7.01(b).
“Parent” has the meaning set forth in the Preamble.
“Parent Insurance Approvals” has the meaning set forth in Section 4.04(b).
“Paying Agent” has the meaning set forth in Section 2.02(a).
“Payment Fund” has the meaning set forth in Section 2.02(a).
“Permits” means registrations, applications, licenses, requests for exemptions, permits, certifications, approvals, consents, and other regulatory authorizations issued or granted by a Governmental Entity.
“Permitted Liens” means (a) Liens for Taxes and other governmental charges and assessments not yet delinquent and Liens for Taxes and other governmental charges and assessments being contested in good faith for which adequate accruals and reserves have been established, (b) inchoate mechanics’ and materialmen’s Liens for construction in progress, (c) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any Company Subsidiary, (d) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are typical for the applicable property type and locality, (e) interests of any lessor or lessee to any leased property, (f) transfer restrictions imposed by applicable securities Laws, (g) deposits of investment securities with or on behalf of state insurance departments in connection with the operations of the Company Insurance Subsidiaries, (h) with respect to real property, Liens, including defects, irregularities or imperfections of title, encroachments, easements or claims of easements, servitudes, permits, covenants, rights of way, flowage rights, restrictions, leases, subleases, licenses, sublicenses, rights of parties in possession, title to any portion of the premises lying within the right of way or boundary of any public road or private road and similar restrictions of record, in each case, that do not materially interfere with the business as presently conducted and would not be reasonably expected to materially detract from the use or operation of the property subject thereto as currently used or operated by the Company or any of the Company Subsidiaries, (i) licenses of Intellectual Property granted in the ordinary course of business, (j) Liens that would not materially impair the operation of the Company and the Company Subsidiaries’ business, and (k) Liens set forth in Section 1.01(a)(i) of the Company Disclosure Schedule.
“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or joint venture or Governmental Entity, but shall exclude Company Subsidiaries.
“Personal Information” “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by applicable Law.

“Plans” has the meaning set forth in Section 3.11(a).
“Privacy Requirements” means, to the extent applicable to the Company, the provisions of the following that set forth privacy or data security requirements that apply to personal data: the Federal Trade Commission Act, 15 U.S.C. § 45; the Communications Act, 47 U.S.C. § 222 et seq.; the CAN-SPAM Act of 2003, 15 U.S.C. §§ 7701 et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; the Electronic Communications Privacy Act, 18 U.S.C. § 2510-22; the Stored Communications Act, 18 U.S.C. § 2701-12; the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); the Health Information Technology for Economic and Clinical Health Act (“HITECH”); the Fair Credit Reporting Act, 15 U.S.C. § 1681; the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801, et seq.; amendments to and regulations promulgated by federal agencies in implementation of these laws and requirements; laws governing notification to consumers, employees or other individuals and regulatory authorities following data breaches; federal, state and local laws, including laws relating to the business of insurance, governing privacy, data protection, data security, information security, or laws relating to the collection, processing, storage, use, disclosure, disposal, or other handling of personal data; federal, state and local laws relating to the privacy and security of information provided or submitted by applicants, policyholders and other insureds and laws and regulations enforced, overseen or promulgated by any Insurance Regulator.
“Proxy Statement” has the meaning set forth in Section 3.12.
“Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge or emission.
“SAP” means statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority.
“SAP Statements” means statutory statements of the Company Insurance Subsidiaries that have been filed with the applicable insurance regulatory authorities in their respective jurisdictions of domicile.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Subsidiary” of any Person means another Person in which such Person (or any other subsidiary of such Person): (a) is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company), (b) is entitled to elect at least a majority of the board of directors, board of managers or similar governing body or (c) owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, equity securities, profits interest or capital interest.
“Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “5%” shall be replaced by “50%”) that did not result from a breach by the Company of this Agreement, and that the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel if necessary for purposes of the Company Board’s fiduciary duty to its stockholders, is reasonably likely to be consummated in accordance with its terms taking into account all legal, regulatory and financing aspects of the proposal and, if consummated, would be more favorable from a financial point of view to the Company’s stockholders than the Merger (taking into account (A) any proposed changes to this Agreement made or proposed in writing by Parent and (B) all legal, regulatory, financial (including any termination fee amounts and conditions), timing, financing and other aspects of such proposal).

“Surviving Corporation” has the meaning set forth in Section 1.01.
“Taxes” means any federal, state, local or foreign tax, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, unclaimed property, escheatment, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, and any fee, custom, impost, assessment, obligation, levy, tariff, charge or duty in the nature of a tax including any interest, penalty, or addition thereto, whether disputed or not.
“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Fee” means $1,242,256.00.
“Transaction Approvals” has the meaning set forth in Section 4.04(b).
“Voting Debt” means bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests in the Company or any Company Subsidiary may vote.

Section 8.02 Interpretation; Construction.
(a)The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule.

(b)The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.03 Non-Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Closing Date of the Merger.

Section 8.04 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without respect to any conflict of law principle that might require the application of the Laws of any other jurisdiction.

Section 8.05 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.05.

Section 8.06 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a written notice given in accordance with this Section 8.06):

If to Parent or Merger Sub, to:	VR Insurance Holdings, Inc. 2400 Sand Hill Rd, Suite 200 Menlo Park, CA 94025 Attention: Ross Aron Email: raron@ecilife.com
with a copy (which will not constitute notice to Parent or Merger Sub) to:	Morris, Manning & Martin LLP 1600 Atlanta Financial Center 3343 Peachtree Road, NE Atlanta, GA 30326 Attention: Tony Roehl Email: troehl@mmmlaw.com
If to the Company, to:	The National Security Group, Inc. 661 E Davis St. Elba, AL 36323 Attention: Brian McLeod Email:brian.mcleod@nsgcorp.com
with a copy (which will not constitute notice to the Company) to:	Burr & Forman LLP 171 17th Street NW Suite 1100 Atlanta, Georgia 30363 Attention: Jennifer Moseley Email: jmoseley@burr.com
Section 8.07 Entire Agreement. This Agreement (including all exhibits, annexes, and schedules referred to herein), the Company Disclosure Schedule, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, and the Company Disclosure Schedule (other than an exception expressly set forth as such in the Company Disclosure Schedule), the statements in the body of this Agreement will control.

Section 8.08 No Third-Party Beneficiaries. Except as provided in Section 5.09 hereof (which shall be to the benefit of the Persons referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.10 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Parent or Merger Sub, on the one hand, nor the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party (Parent in the case of Parent and Merger Sub), which consent shall not be unreasonably withheld, conditioned, or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.11 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.12 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

Section 8.13 No Reliance. In entering into this Agreement, except as expressly provided herein, each of Parent and Merger Sub has relied solely upon its independent investigation and analysis of the Company and the Company Subsidiaries and each of Parent and Merger Sub acknowledges and agrees that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article III and that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any Company Subsidiaries, or any of their respective directors, officers, shareholders, employees, affiliates, agents, advisors, or representatives that are not expressly set forth in this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE COMPANY:
THE NATIONAL SECURITY GROUP, INC.,
a Delaware corporation

By:    /s/ William L. Brunson, Jr
Name:    William L. Brunson, Jr.
Title:    Chief Executive Officer

PARENT:
VR INSURANCE HOLDINGS, INC.,
a Delaware corporation

By:    /s/ Ross Aron
Name:    Ross Aron
Title:    Chief Executive Officer

MERGER SUB:
                            VR INSURANCE MERGER SUB, INC.
a Delaware corporation

By:    /s/ Ross Aron
Name:    Ross Aron
Title:    Chief Executive Officer

Signature Page to Agreement and Plan of Merger